EXHIBIT 10.1

February 18, 2003

Mr. Dennis Parodi

Dear Dennis:

I am pleased to offer you the position of COO/Vice-President of our New York Design Center reporting to Jim O'Donnell, Co-CEO/COO. The following summarizes your total compensation package from American Eagle Outfitters, Inc. including our Benefits Program, which proudly reflects the value we place on our Associate family.

Title: COO/VP -- New York Design Center

Start Date: March 3, 2003

Annual Salary: $275,000 (to be paid bi-weekly)

Incentive Compensation Bonus: You will be eligible to earn an incentive compensation bonus of 40% (Target) up to 80% (Maximum) of your salary. You will be eligible to receive said bonus in March 2004. Bonus eligibility is based upon American Eagle Outfitters achieving budgeted EPS goals.

Stock Options: Subject to approval by the Board of Directors, you will receive 25,000 stock options. The options will be priced based on your employment date with a five-year vesting schedule. You will be eligible for consideration of additional options under our Stock Options Program on an annual basis beginning in Spring 2004.

Deferred Compensation Plan: You will be eligible to start contributing on the first of the month following your employment date. You may contribute a before-tax % of your salary in the first year (minimum of $5,000). In following years, you may also defer a % of your bonus. This plan provides you with an additional savings vehicle and allows scheduled withdrawals without early withdrawal penalties.

Performance Review: Annual performance appraisals take place in March. Mid-year performance discussions occur each fall. You will receive your first evaluation for merit consideration in March 2004 with an April effective date. Any salary adjustment will be pro-rated based upon your start date.

401(k) Plan: You will be eligible to start contributing on the first of the month following your 60th day of employment. You may contribute up to 5% of your salary before-tax (up to the annual IRS allowable maximum of $12,000). AE will match up to 4.5% of your pay after your first full year with the company. You are 100% vested in your before-tax and rollover contributions. Employer contributions vest over five years based on a sliding scale of 20% per year.

Employee Stock Purchase Plan: You will be eligible to start contributing on the first of the month following your 60th day of employment. You may contribute any dollar amount up to $60 per pay period. AE will match 15% of your contribution (up to $9 per pay period). This stock vests immediately!

Health Insurance: Medical, dental and vision coverage (if you elect to participate) will begin after your 60th day of employment.

Disability Insurance: You will be provided with Short-term and Long-term Disability after your 60th day of employment at no cost to you. Additional supplemental insurance is also available.

Life Insurance: You will be provided with Life Insurance at one times your annual salary after your 60th day of employment at no cost to you. Accidental Death & Dismemberment Insurance will also be provided after you 60th day of employment at no cost to you. Also, you may purchase supplemental dependent and spousal life insurance.

Paid Time Off (PTO): You will accrue paid time off each pay period (every two weeks) to earn a maximum of 23 PTO days in your first year of employment. You may begin to use your PTO days after 60 days of employment. Paid Time Off is inclusive of all personal, sick and vacation days.

Associate Discount: You will receive 40% off regular price merchandise and 25% off sale merchandise.

References/Drug Screen: Your employment is contingent upon successful completion of your references and you passing a pre-hire drug screen.

We very much look forward to you becoming a member of our team at American Eagle Outfitters. Please sign and date one copy of this offer and return it to us; the additional copy is for your records. Please let me know if you have any questions.

Sincerely,

/s/ Jeffrey D. Skoglind

Jeffrey D. Skoglind

AMERICAN EAGLE OUTFITTERS, INC.

Vice-President -- Human Resources

I accept the offer as outlined above:

/s/ Dennis Parodi                     2/20/03

Dennis Parodi                         Date